EXHIBIT 10.11

Summary of Cash Bonus Arrangement

The following is a summary of the terms of the cash bonus arrangement between Mindspeed Technologies, Inc. (the “Company”) and Gerald J. Hamilton, Senior Vice President, Worldwide Sales.  Mr. Hamilton is eligible to receive a cash bonus based on his level of achievement of the following goals:

•                  fiscal year revenue target (weighted at 40%);

•                  design win execution against fiscal year plan (weighted at 40%); and

•                  operating expense target (weighted at 20%).

The Compensation and Management Development Committee of the Company’s Board of Directors (the “Compensation Committee”) approves the amount of the cash bonus for Mr. Hamilton on a semi-annual basis.

If Mr. Hamilton achieves 100% of his overall goals in a given fiscal year, he is eligible to receive a cash bonus in an amount equal to 55% of his base salary for such fiscal year.  The Compensation Committee may award Mr. Hamilton a cash bonus in excess of such amount in the event that he achieves greater than 100% of his overall goals.